Exhibit 99.1

News International
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N E W S R E L E A S E
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For Immediate Release
7th July 2011

Contact: Simon Greenberg or
Daisy Dunlop 020 7782 6019
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News International today announces that this Sunday, 10 July 2011, will be the last issue of the News of the World.

Making the announcement to staff, James Murdoch, Deputy Chief Operating Officer, News Corporation, and Chairman, News International said:

"I have important things to say about the News of the World and the steps we are taking to address the very serious problems that have occurred.

It is only right that you as colleagues at News International are first to hear what I have to say and that you hear it directly from me. So thank you very much for coming here and listening.

You do not need to be told that The News of the World is 168 years old. That it is read by more people than any other English language newspaper. That it has enjoyed support from Britain's largest advertisers. And that it has a proud history of fighting crime, exposing wrong-doing and regularly setting the news agenda for the nation.

When I tell people why I am proud to be part of News Corporation, I say that our commitment to journalism and a free press is one of the things that sets us apart. Your work is a credit to this.

The good things the News of the World does, however, have been sullied by behaviour that was wrong. Indeed, if recent allegations are true, it was inhuman and has no place in our Company.

The News of the World is in the business of holding others to account. But it failed when it came to itself.

In 2006, the police focused their investigations on two men. Both went to jail. But the News of the World and News International failed to get to the bottom of repeated wrongdoing that occurred without conscience or legitimate purpose.

Wrongdoers turned a good newsroom bad and this was not fully understood or adequately pursued.

As a result, the News of the World and News International wrongly maintained that these issues were confined to one reporter. We now have voluntarily given evidence to the police that I believe will prove that this was untrue and those who acted wrongly will have to face the consequences.

This was not the only fault.

The paper made statements to Parliament without being in the full possession of the facts. This was wrong.

The Company paid out-of-court settlements approved by me. I now know that I did not have a complete picture when I did so. This was wrong and is a matter of serious regret.

Currently, there are two major and ongoing police investigations. We are cooperating fully and actively with both. You know that it was News International who voluntarily brought evidence that led to opening Operation Weeting and Operation Elveden. This full cooperation will continue until the Police's work is done.

We have also admitted liability in civil cases. Already, we have settled a number of prominent cases and set up a Compensation Scheme, with cases to be adjudicated by former High Court judge Sir Charles Gray. Apologising and making amends is the right thing to do.

Inside the Company, we set up a Management and Standards Committee that is working on these issues and that has hired Olswang to examine past failings and recommend systems and practices that over time should become standards for the industry. We have committed to publishing Olswang's terms of reference and eventual recommendations in a way that is open and transparent.

We have welcomed broad public inquiries into press standards and police practices and will cooperate with them fully.

So, just as I acknowledge we have made mistakes, I hope you and everyone inside and outside the Company will acknowledge that we are doing our utmost to fix them, atone for them, and make sure they never happen again.

Having consulted senior colleagues, I have decided that we must take further decisive action with respect to the paper.

This Sunday will be the last issue of the News of the World.

Colin Myler will edit the final edition of the paper.

In addition, I have decided that all of the News of the World's revenue this weekend will go to good causes.

While we may never be able to make up for distress that has been caused, the right thing to do is for every penny of the circulation revenue we receive this weekend to go to organisations - many of whom are long-term friends and partners - that improve life in Britain and are devoted to treating others with dignity.

We will run no commercial advertisements this weekend. Any advertising space in this last edition will be donated to causes and charities that wish to expose their good works to our millions of readers.

These are strong measures. They are made humbly and out of respect. I am convinced they are the right thing to do.

Many of you, if not the vast majority of you, are either new to the Company or have had no connection to the News of the World during the years when egregious behaviour occurred.

I can understand how unfair these decisions may feel. Particularly, for colleagues who will leave the Company. Of course, we will communicate next steps in detail and begin appropriate consultations.

You may see these changes as a price loyal staff at the News of the World are paying for the transgressions of others. So please hear me when I say that your good work is a credit to journalism. I do not want the legitimacy of what you do to be compromised by acts of others. I want all journalism at News International to be beyond reproach. I insist that this organisation lives up to the standard of behaviour we expect of others. And, finally, I want you all to know that it is critical that the integrity of every journalist who has played fairly is restored.

Thank you for listening."

News International Limited publishes The Times, The Sunday Times, The Sun and News of the World. In terms of growth, share, circulation and reader engagement, the Company's titles are among the world's most successful. News Printers Group Ltd prints the national titles and operates as a contract printing subsidiary for the three state of the art printing plants. Further brands which are part of the group include the Times Literary Supplement, milkround.co.uk and brandalley.co.uk.

In 2007, News International Ltd became the UK's first carbon neutral newspaper publisher. This was achieved by increasing energy efficiency, switching to renewable energy and combined heat and power and purchasing high quality offsets.